Exhibit 107

CALCULATION OF FILING FEE TABLE

Form F-3

(Form Type)

Wallbox N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A ordinary shares, nominal value of €0.12 per share (“Class A Shares”)	Rule 457(c)	36,714,485 (1)(3)	$1.40 (4)	$51,400,279.00 (4)	0.00014760	$7,586.68

	Equity	Class A Shares underlying warrants	Rule 457(c)	13,102,971 (2)(3)	$1.40 (4)	$18,344,159.40 (4)	0.00014760	$2,707.60

	Total Offering Amounts					$69,744,438.40	0.00014760	$10,294.28

	Total Fee Offsets					—		—

	Net Fee Due							$10,294.28

(1)

Represents Class A Shares to be offered and sold by the selling securityholders of an aggregate of up to 36,714,485 Class A Shares of Wallbox N.V. (the “Company”) consisting of (i) 36,334,277 Class A Shares that were issued to certain securityholders (the “PIPE Holders”) in connection with the closing on August 5, 2024 of a private placement offering pursuant to various subscription agreements dated July 31, 2024, by and between the PIPE Holders and the Company, and (ii) 380,208 Class A Shares that were issued on July 3, 2024 to certain securityholders (the “SPA Sellers”) in connection with the sale and purchase agreement, dated July 29, 2022, by and between Wall Box Chargers, S.L.U., a wholly owned subsidiary of the Company, and the SPA Sellers.

(2)

Represents Class A Shares to be offered and sold by Generac Power Systems, Inc. (“Generac”) or its permitted transferees (collectively, the “Warrantholder”) of an aggregate of up to 13,102,971 Class A Shares issuable upon the exercise of 13,102,971 warrants that were issued to the Warrantholder in connection with the closing of a commercial agreement, dated May 8, 2024, by and between Generac and the Company and pursuant to the warrant agreements, each dated July 31, 2024, by and between the Warrantholder and the Company.

(3)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividend or similar transaction.

(4)

This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the registrant’s common stock on August 30, 2024, as reported on the New York Stock Exchange.